UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Corbus Pharmaceuticals Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4348039
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

100 River Ridge Drive Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Title of each class To be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.0001 par value per share	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Securities to be registered pursuant to Section 12(b) of the Act: Common Stock, $0.0001 per share

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box  ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Item 1.	Description of Registrant’s Securities to be Registered.

Corbus Pharmaceuticals Holdings, Inc.’s (the “Registrant”) current certificate of incorporation, as amended, authorizes the Registrant to issue 150,000,000 shares of common stock, par value $0.0001 per share.

Common stock

Voting. The holders of the common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent).

Dividends. The holders of the common stock are entitled to receive, ratably, dividends only if, when and as declared by the Registrant’s board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.

Conversion Right. The holders of the common stock have no conversion rights.

Preemptive and Similar Rights. The holders of the common stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable.

Anti-Takeover Effect of Delaware Law, Certain Charter and Bylaw Provisions

The Registrant’s certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of the Registrant. These provisions are as follows:

•	they provide that special meetings of stockholders may be called by the board of directors or at the request in writing by stockholders of record owning at least twenty (20%) percent of the issued and outstanding voting shares of common stock;

•	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes to the Registrant’s board of directors; and

•	they allow the Registrant to issue, without stockholder approval, up to 10,000,000 shares of preferred stock, with such designations, rights, and preferences as may be determined from time to time by our board of directors that could adversely affect the rights and powers of the holders of the common stock, including dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company, all without further action by our stockholders.

The Registrant is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

•	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Stockholder Action by Written Consent

The Registrant’s certificate of incorporation, as amended, provides that any action required by law to be taken at any annual or special meeting of the stockholders or any action which may be taken at such a meeting may be taken without a meeting by written consent of the stockholders in lieu of a meeting.

Item 2.	Exhibits.

The following exhibits to this Registration Statement have been filed as exhibits to the Registrant’s Registration Statement on Form S-1 (File No. 333-198563) and the Registrant’s Registration Statement on Form S-8 (File No. 333-200350) and are hereby incorporated herein by reference.

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Corbus Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

4.2	Certificate of Amendment of the Certificate of Incorporation of Corbus Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

4.3	Bylaws of Corbus Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 3.3 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

4.4	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form S-8 (File No. 333-200350) filed by the registrant on November 18, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Corbus Pharmaceuticals Holdings, Inc.

Date: April 14, 2015	By:	/s/ Yuval Cohen
	Name:	Yuval Cohen
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Corbus Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

4.2	Certificate of Amendment of the Certificate of Incorporation of Corbus Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

4.3	Bylaws of Corbus Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 3.3 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

4.4	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form S-8 (File No. 333-200350) filed by the registrant on November 18, 2014).